EXHIBIT (99)

                   [National Auto Finance Company, Inc. Logo]

Contact: Roy E. Tipton                                  Keith B. Stein
         President                                      Vice Chairman
         (800) 999-7535                                 (800) 533-8573


                       NATIONAL AUTO FINANCE COMPANY, INC.
                   ANNOUNCES REFERRAL AGREEMENT WITH U.S. BANK


BOCA RATON, Fla. (March 17, 1998) - National Auto Finance Company, Inc. (Nasdaq/NM:NAFI) today announced that it has signed a referral agreement with U.S. Bank, N.A. (NYSE:USB), formerly known as First Bank System, Inc., to serve as the non-prime automobile financing source for U.S. Bank's extensive automobile dealer network. U.S. Bank is the 15th largest financial institution in the United States and has a dealer network of approximately 2,500 dealers in 20 Western and Midwestern states.

     This agreement with U.S. Bank is the latest in a series of referral relationships the Company has entered into through its Auto Credit Clearinghouse division. The Company's first strategic alliance was created in April 1996 with First Union National Bank of North Carolina, the sixth largest financial institution in the United States. As a result of its highly successful First Union alliance, the Company has entered into contractual relationships with approximately 1,220 dealers in 12 First Union states. Unlike U.S. Bank's dealer network, First Union's dealer network is concentrated along the Eastern Seaboard. The Company also has referral arrangements with Amcore Bank in Illinois, Community Bank in California, First Federal Savings Bank, N.A. in Illinois, Team Car Sales (a division of Team Rental Group, the owner of Budget Rent-A-Car) and The Rock Island Bank, N.A. in Illinois. The Company anticipates further expansion of its referral program in the future with the addition of other financial institutions and large dealer groups.

     Gary L. Shapiro, Chairman and Chief Executive Officer of National Auto Finance Company, stated, "The referral and marketing alliance with U.S. Bank is a tremendous opportunity for the Company. It creates another strong distribution channel through which National Auto Finance may


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NAFI Announces Referral Agreement with U.S. Bank
Page 2
March 17, 1998
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access new dealers. In addition,  the markets served by U.S. Bank and its dealer network are generally new markets for the Company and do not overlap with any of the existing areas we currently service through our other large financial institution alliance with First Union. While it is too early to determine how much increased loan volume ultimately will be achieved from this new alliance, we believe that loan volume may increase annually by up to 50%. We also view the alliance with U.S. Bank, one of the top financial institutions in the country, to be a gratifying endorsement of the Company and its future."

     The Company also reported that its independent auditor is continuing to review emerging issues under FAS No. 125 that may affect the Company's accounting policies and the related valuation of certain of the Company's securitization assets. Final results are expected to be reported by the end of March.

     National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers. The Company has contractual relationships with approximately 2,140 dealers in 30 states.

     This news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company, and changes in the quality or composition of the serviced loan receivable portfolio. Certain of these as well as other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and in certain other reports filed by the Company with the Securities and Exchange Commission in fiscal years 1997 and 1998.

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